Exhibit 10.50
STOCK PURCHASE AGREEMENT
AMONG
ULTRALIFE BATTERIES, INC.
AND
RESERVE POWER SYSTEMS, INC.
AND
WILLIAM MAHER AND EDWARD BELLAMY
OCTOBER 30, 2007

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-ii-

Attachments to Stock Purchase Agreement
1.	Annex I: Exceptions to Seller’s Representations and Warranties

2.	Annex II: Exceptions to Buyer’s Representations and Warranties

3.	Disclosure Schedule for Target

4.	Exhibit A: Form of Registration Rights Agreement

5.	Exhibit B: Financial Statements of Target

6.	Exhibit C: Form of Post-Closing Agreement

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STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”) is entered into as of October 30, 2007, by and among Ultralife Batteries, Inc., a Delaware corporation (“Buyer”), Reserve Power Systems, Inc., a Florida corporation (“Target”), and William Maher and Edward Bellamy (“Sellers”). Buyer, Target and Sellers are referred to collectively herein as the “Parties.”
RECITALS
     A. Sellers own all of the outstanding capital stock of Target.
     B. This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding capital stock of Target in return for certain consideration described below.
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
SECTION 1. DEFINITIONS
     “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, actual losses, expenses, and fees, including court costs and attorneys’ fees and expenses.
     “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.
     “Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.
     “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.
     “Buyer” has the meaning set forth in the preface above.
     “Closing” has the meaning set forth in Section 2(c) below.
     “Closing Date” has the meaning set forth in Section 2(c) below.
     “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.
     “Code” means the Internal Revenue Code of 1986, as amended.

     “Confidential Information” means any information concerning the businesses and affairs of the Target, Seller or Buyer, as the context requires, that is not already generally available to the public.
     “Disclosure Schedule” has the meaning set forth in Section 4 below.
     “Employee Benefit Plan” has the meaning set forth in Section 4(x) below.
     “Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).
     “Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).
     “Employment Agreement” means the form of employment agreement attached as Exhibit C to this Agreement.
     “Encumbrance Documents” has the meaning set forth in Section 4(l) below.
     “Environmental, Health, and Safety Requirements” shall mean all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now or hereafter in effect.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with Target, as defined in Section 414 of the Code.
     “Estoppel Certificates” has the meaning set forth in Section 7(a) below.
     “Fiduciary” has the meaning set forth in ERISA Section 3(21).
     “Financial Statements” has the meaning set forth in Section 4(g) below.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
     “Holdback Amount” has the meaning set forth in Section (b)(ii) below.
     “Improvements” has the meaning set forth in Section 4(l) below.
     “Indemnified Party” has the meaning set forth in Section 8(d) below.

     “Indemnifying Party” has the meaning set forth in Section 8(d) below.
     “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).
     “Knowledge” means actual knowledge after reasonable investigation.
     “Lease Consents” has the meaning set forth in Section 7(a) below.
     “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Target.
     “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Target thereunder.
     “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
     “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable and (b) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
     “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Target, taken as a whole, or on the ability of Seller to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof).
     “Measuring Periods” means the following periods of time: (i) the period commencing on the Closing Date and ending on December 31, 2007; (ii) the period commencing on January 1, 2008 and ending on December 31, 2008; (iii) the period commencing on January 1, 2009 and ending on December 31, 2009; and (iv) the period commencing on January 1, 2010 and ending on December 31, 2010. Each of such Measuring Periods may be referred to individually as a “Measuring Period.”
     “Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.
     “Most Recent Financial Statements” has the meaning set forth in Section 4(g) below.
     “Most Recent Fiscal Month End” has the meaning set forth in Section 4(g) below.
     “Most Recent Fiscal Year End” has the meaning set forth in Section 4(g) below.
     “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).
     “Non-Disturbance Agreements” has the meaning set forth in Section 7(a) below.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
     “Party” has the meaning set forth in the preface above.
     “Permitted Encumbrances” means with respect to each parcel of Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Real Property that are (i) not due and payable as of the Closing Date or (ii) that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property and are not violated by the current use or occupancy of such Real Property or the operation of Target’s business as currently conducted thereon; and (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Real Property which do not or would not impair the use or occupancy of such Real Property in the operation of Target’s business as currently conducted thereon.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

     “Plan Amount” has the meaning set forth in Section 2(b)(ii) below.
     “Post Closing Agreement” means the form of confidentiality, non-solicitation, non-compete and non-disparagement agreement attached as Exhibit C to this Agreement.
     “Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.
     “Purchase Price” has the meaning set forth in Section 2(b) below.
     “Real Property” has the meaning set forth in Section 4(l) below.
     “Real Property Laws” has the meaning set forth in Section 4(l) below.
     “Registrable Securities” means those Ultralife Shares issued to Sellers pursuant to Section 2(b)(i).
     “Registration Rights Agreement” means the form of Registration Rights Agreement attached as Exhibit A to this Agreement.
     “Reportable Event” has the meaning set forth in ERISA Section 4043.
     “Sales” means revenues from sales of lead-acid batteries and associated hardware, determined in accordance with GAAP, that are achieved by Target in the ordinary course of business.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Sellers” has the meaning set forth in the preface above.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
     “Target” has the meaning set forth in the preface above.

     “Target Share” means any share of the common stock, par value $0.01 per share, of Target.
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Third Party Claim” has the meaning set forth in Section 8(d) below.
     “Treasury Regulations” means the Treasury Regulations promulgated under the Code.
     “Ultralife Shares” means shares of common stock, par value $0.10 per share, of Ultralife Batteries, Inc.
SECTION 2. PURCHASE AND SALE OF TARGET SHARES
     (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell to Buyer, all of their Target Shares for the consideration specified below in this Section 2.
     (b) Purchase Price; Payment. The aggregate consideration for the Target Shares shall consist of (i) a percentage payment calculated as a percentage of Target’s Sales, as described in sub-section (ii) below; and (ii) a grant of Ultralife Shares as described in subsection (i) below (together, the “Purchase Price”). On the terms and subject to the conditions set forth herein, Buyer shall pay the Purchase Price to Sellers as follows:
          (i) At Closing, Buyer shall deliver to each Seller a certificate representing 50,000 Ultralife Shares.
          (ii) Following the Closing, if Target achieves certain Sales targets during the Measuring Periods, then Buyer shall deliver payments to Sellers as follows (the “Holdback Amount”):
          (A) Buyer shall deliver the Holdback Amount to Sellers, calculated at the rate of 5% of Target’s Sales, up to the operating plan amount set by Buyer in consultation with Sellers (“Plan Amount”) for the remainder of the calendar year following the Closing and for each of the subsequent three calendar years.

          (B) Buyer shall deliver the Holdback Amount to Sellers, calculated at the rate of 10% of the amount by which Target’s Sales exceed the Plan Amount for any of the following calendar years: 2008, 2009 and 2010.
          (C) The following illustrates how the Holdback Amounts are earned. If the Plan Amount is set at $5,000,000 for calendar year 2008 and Sales for 2008 are $6,000,000, the Holdback Amount for 2008 would be calculated on 5% of $5,000,000, plus 10% on $1,000,000 for a total of $350,000.
          (D) Any payments of Holdback Amounts due from Buyer to Sellers hereunder shall be made by wire transfer of immediately available funds to such account or accounts as designated by Sellers within 60 days of the conclusion of the applicable Measuring Period, so long as no Seller has violated any terms of this Agreement or the Post-Closing Agreement. Buyer shall distribute any Holdback Amounts paid pursuant to this Section equally to each Seller.
          (E) The following items shall be excluded from Sales for the purpose of calculating the Holdback Amount pursuant to this Section: (i) Sales made to Buyer or its Subsidiaries unless Buyer or any Buyer Subsidiary resells the products underlying such Sales to Target customers in which event the Sales by Buyer or any Buyer Subsidiary shall be included in Sales for purposes of calculating the Holdback Amount pursuant to this Section but shall not be included in sales for Stationary Power Systems, Inc. (“SPS”) for purposes of Section 2(b) of that certain Stock Purchase Agreement dated of even date herewith with respect to Buyer’s acquisition of SPS, and (ii) any Sale where the gross margin of such Sale is under 15% unless the average gross margin for all RPS Sales for that year equals or exceeds the lesser of the gross margin set forth in the applicable operating plan or 25%, unless otherwise agreed to by Buyer in its sole discretion.
     (c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Harter Secrest & Emery LLP, in Rochester, New York, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Sellers may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than November 30, 2007.
     (d) Deliveries at Closing. At the Closing, (i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) Sellers will deliver to Buyer stock certificates representing all of their Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver to Sellers the consideration specified in Section 2(b) above.

SECTION 3. TRANSACTION REPRESENTATIONS AND WARRANTIES
     (a) Sellers’ Representations and Warranties. Each Seller represents and warrants to Buyer, severally and not jointly, that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to himself, except as set forth in Annex I attached hereto.
          (i) Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.
          (ii) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he is bound or to which any of his assets is subject, or (C) result in the imposition or creation of a Lien upon or with respect to the Target Shares.
          (iii) Brokers’ Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
          (iv) Target Shares. Seller holds of record and owns beneficially the number of Target Shares set forth next to his name in Section 4(b) of the Disclosure Schedule, which constitute all of the issued and outstanding Target Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Target (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target.
          (v) Investment Representations for Ultralife Shares. Seller acknowledges that any Ultralife Shares acquired by Seller pursuant to this Agreement shall be acquired by Seller for his own account, for investment purposes only, and not with a view to or for distributing or reselling such securities or any part thereof or interest therein. Seller, either alone or together with his representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of any investment by him in Ultralife Shares, and has so evaluated the merits and risks of any such investment to his satisfaction. As of the Closing Date, Seller shall be able to bear the economic risk of an investment in the Ultralife Shares offered pursuant to this Agreement and shall be able to afford a complete loss of any such investment. Seller acknowledges that at the time Seller was offered the Ultralife Shares pursuant to this Agreement, Seller was and, at the date hereof, Seller is, and at the Closing Date Seller will be, an “accredited investor” as defined in Rule 501 under the Securities Act. Seller acknowledges that he has been afforded: (A) the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of Buyer concerning the terms and conditions of the offer and sale of any Ultralife Shares offered pursuant to this Agreement, and the merits and risks of investing in such securities; (B) access to information about Buyer and Buyer’s financial condition, results of operations, business, properties, management and prospects sufficient to enable Seller to evaluate his investment; and (C) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or expense that is reasonably necessary to permit Seller to make an informed investment decision with respect to any Ultralife Shares to be acquired by Seller pursuant to this Agreement. Seller understands and acknowledges that any Ultralife Shares acquired by Seller pursuant to this Agreement were offered and acquired by him without registration under the Securities Act in a private transaction pursuant to the exemption from registration under Section 5 of the Securities Act provided by Section 4(2) of the Securities Act and that such securities are and shall be “restricted securities” as defined in Rule 144 under the Securities Act and thus such securities shall not be freely transferable by Seller. Seller understands and acknowledges that except as set forth in Section 3(a)(vi) below, Buyer is not providing Seller with any registration rights in connection with any Ultralife Shares offered pursuant to this Agreement. Seller understands and acknowledges that Buyer shall rely on the accuracy and truthfulness of Seller’s representations herein in order to avail of the exemption from registration under Section 5 of the Securities Act provided by Section 4(2) of the Securities Act.
          (vi) Registration Rights. Buyer hereby grants Sellers piggyback registration rights as they relate to any future Registration Statement and covenants to include, to the extent legally permissible and subject to any limitations imposed by the underwriter or placement agent, if applicable, Registrable Securities in such Registration Statement. If at any time prior to the removal of restrictive legends pursuant to Rule 144(k)(a), Buyer proposes to register shares of Common Stock under the Securities Act other than on Forms S-8, S-4 or any successor forms in connection with a public offering of such shares for cash (a “Proposed Registration”) and (b) a Registration Statement covering the resale of all of the Registrable Securities has not been effective and available for sale thereof by Sellers, Buyer shall at such time promptly give Sellers written notice of such Proposed Registration. Buyer shall use its best efforts to cause such Registration Statement to cover the resale of the Registrable Securities, which have not otherwise been registered or covered under a current effective Registration Statement, which Registration Statement shall state that in accordance with Rule 416 promulgated under the Securities Act, such Registration Statement also covers such indeterminate number of additional shares of Common Stock as may become issuable upon stock splits, stock dividends or similar transactions. The Seller and the Buyer shall enter into a separate Registration Rights Agreement, in substantially the form attached hereto as Exhibit A, consistent with the provisions of this

Section 3(a)(vi), which Registration Rights Agreement shall contain customary representations and warranties and provisions regarding indemnification and contribution.
     (b) Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Annex II attached hereto.
          (i) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.
          (ii) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.
          (iii) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.
          (iv) Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.
          (v) Investment. Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.
          (vi) Access to Information. Buyer has such knowledge of the business and financial affairs of the Target and possesses a sufficient degree of sophistication, knowledge and experience in financial and business matters such that Buyer is capable of evaluating the information provided to Buyer by Sellers and Target about Target’s business, including Target’s assets and liabilities, and the economic risks of acquiring the Target Shares. Buyer acknowledges and agrees that Target and Sellers make no further representations or warranties to Buyer regarding the Target or the Target Shares, other than as set forth in this Agreement. Specifically, Buyer acknowledges and agrees, that Target and Sellers give no assurances, representations or warranties as to the continued viability of the Target as a going concern or otherwise or its future profitability after Buyer’s purchase.

          (vii) Litigation; Judgments. There are no pending or threatened, suits, actions, grievances or proceedings against or relating to Buyer, the business or any property or asset of the business of Buyer that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated by this Agreement. There is no unsatisfied or outstanding judgment, decree, injunction, rule or order of any governmental entity or arbitrator which (i) could reasonably be expected to have a Material Adverse Effect on Buyer or the business of Buyer or (ii) seeks to enjoin or prohibit the consummation of the transactions contemplated by this Agreement.
          (viii) Ultralife Shares. The Ultralife Shares, when issued pursuant to Section 2(b)(i), will be duly authorized, validly issued, fully paid and non assessable shares of common stock of Buyer. Upon delivery of such shares, Sellers will receive good and unencumbered title to such shares, free and clear of all liens, restrictions, charges, encumbrances and other security interests of any kind or nature whatsoever, except for any restrictions existing under applicable securities laws and the restrictions imposed by this Agreement.
          (ix) Reports and Financial Statements. As of their respective dates, the periodic reports (the “Reports”) filed by Buyer with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) complied or will comply in all material respects with the then applicable published rules and regulations of the Commission with respect thereto (including, without limitation, rules related to the financial statements included therein) at the date of their issuance and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer has filed all reports and filings with the SEC required pursuant to the Securities Act or 1933 or the Exchange Act on a timely basis. Each such report or filing is true, correct and complete in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.
SECTION 4. TARGET REPRESENTATIONS AND WARRANTIES
     Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof and initialed by the Parties (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.
     (a) Organization, Qualification, and Corporate Power. Target is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Target has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of Target. Sellers have delivered to Buyer correct and complete copies of the charter and bylaws of Target (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Target are correct and complete. Target is not in default under or in violation of any provision of its charter or bylaws.
     (b) Capitalization. The entire authorized capital stock of Target consists of                     Target Shares, of which                      Target Shares are issued and outstanding and no Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective Seller as set forth in Section 4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Target.
     (c) Non-contravention. Except as set forth on Section 4(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the charter or bylaws of Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.
     (d) Brokers’ Fees. Target has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (e) Title to Assets. Except as set forth on Section 4(e) of the Disclosure Schedule, Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by Target, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.
     (f) Subsidiaries. Target has no Subsidiaries.
     (g) Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively the “Financial Statements”): (i) an audited balance sheet and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal year ended December 31, 2006 (the “Most Recent Fiscal Year End”) for Target; and (ii) an unaudited balance sheet and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the six months ended June 30, 2007 (the “Most Recent Fiscal Month End”) for Target. The Financial Statements have been prepared from Target’s books and records, are true, correct and complete in all material respects, are consistent with Target’s books and records applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods, are correct and complete, and are consistent with the books and records of Target (which books and records are correct and complete).
     (h) Events Subsequent to Most Recent Fiscal Year End. Except as set forth on Section 4(h) of the Disclosure Schedule, since the Most Recent Fiscal Year End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:
          (i) Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;
          (ii) Target has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;
          (iii) no party (including Target) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which Target is a party or by which Target is bound;
          (iv) Target has not imposed any Liens upon any of its assets, tangible or intangible;
          (v) Except as set forth on Section 4(h)(v) of the Disclosure Schedule, Target has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;
          (vi) Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;
          (vii) Except as set forth on Section 4(h)(vii) of the Disclosure Schedule, Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000 singly or $10,000 in the aggregate;
          (viii) Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;
          (ix) Target has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;
          (x) Target has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;
          (xi) there has been no change made or authorized in the charter or bylaws of Target;
          (xii) Except as set forth on Section 4(h)(xii) of the Disclosure Schedule, Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;
          (xiii) Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;
          (xiv) Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;
          (xv) Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;
          (xvi) Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;
          (xvii) Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;
          (xviii) Target has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

          (xix) Target has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;
          (xx) Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;
          (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Target;
          (xxii) Target has not discharged a material Liability or Lien outside the Ordinary Course of Business;
          (xxiii) Target has not made any loans or advances of money;
          (xxiv) Target has not disclosed any Confidential Information; and
          (xxv) Target has not committed to any of the foregoing.
     (i) Undisclosed Liabilities. Target has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).
     (j) Legal Compliance. Target and its predecessors and Affiliates, if any, have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply except where the failure to comply would not have a Material Adverse Effect..
     (k) Tax Matters.
          (i) Target (and any predecessor of Target) has been a validly electing S corporation within the meaning of Code Section 1361 and Section 1362 at all times during its existence and Target will be an S corporation up to and including the Closing Date.
          (ii) Target has no potential liability for any Tax under Code Section 1374. Target has not, in the past 10 years, (A) acquired assets from another corporation in a transaction in which Target’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.
          (iii) Target has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Target (whether or not shown on any Tax Return) have been paid. Target currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target.
          (iv) Target has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
          (v) No Seller or director or officer (or employee responsible for Tax matters) of Target expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Target. Target has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Target has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Target; Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Target for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Target filed or received since December 31, 2003.
          (vi) Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (vii) Target is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law). Target has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Target has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Target is not a party to or bound by any Tax allocation or sharing agreement. Target (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) or (B) has no Liability for the Taxes of any Person (other than Target) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
          (viii) The unpaid Taxes of Target (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target in filing their Tax Returns. Since the date of the Most Recent Balance Sheet, Target has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.
          (ix) Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.
          (x) Target has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.
          (xi) Target has not, since October 3, 2004, (A) granted to any person an interest in a nonqualified deferred compensation plan (as defined in Code Section 409A) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Code Section 409A, or (B) modified the terms of any nonqualified deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Code Section 409A. No person has a right to be indemnified by Target for any Tax imposed by Code Section 409A.
     (l) Real Property.
          (i) Except as set forth on Section 4(l)(i) of the Disclosure Schedule, Target does not own any Real Property.
          (ii) Section 4(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Target has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 4(l)(ii) of the Disclosure Schedule, with respect to each of the Leases:
          (A) such Lease is legal, valid, binding, enforceable and in full force and effect;
          (B) the transaction contemplated by this Agreement does not require the consent of any other party to such Lease (except for those Leases for which Lease Consents (as hereinafter defined) are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;
          (C) Target’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;
          (D) neither Target nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;
          (E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;
          (F) Target neither owes or will owe in the future any brokerage commissions or finder’s fees with respect to such Lease;
          (G) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Target;
          (H) Target has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;
          (I) Target has not collaterally assigned or granted any other Lien in such Lease or any interest therein; and
          (J) there are no Liens on the estate or interest created by such Lease.
          (iii) The Leased Real Property identified in Section 4(l)(ii) of the Disclosure Schedule (collectively, the “Real Property”), comprises all of the real property used or intended to be used in, or otherwise related to, Target’s business; and Target is not a party to any agreement or option to purchase any real property or interest therein.
          (iv) All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of Target’s business. There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of Target’s business as currently conducted thereon.

          (v) There is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of Target’s business as currently conducted thereon.
          (vi) The Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Real Property and operation of Target’s business thereon does not violate any Real Property Laws. Target has not received any notice of violation of any Real Property Law and there is no basis for the issuance of any such notice or the taking of any action for such violation. There is no pending or anticipated change in any Real Property Law that will materially impair the ownership, lease, use or occupancy of any Real Property or any portion thereof in the continued operation of Target’s business as currently conducted thereon.
          (vii) Each parcel of Real Property has direct vehicular and pedestrian access to a public street adjoining the Real Property, or has vehicular and pedestrian access to a public street via an insurable, permanent, irrevocable and appurtenant easement benefiting such parcel of Real Property, and such access is not dependent on any land or other real property interest which is not included in the Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Real Property.
          (viii) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of Target’s business as currently conducted thereon. Each such utility service enters the Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Real Property.
          (ix) All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Real Property which are required or appropriate to use or occupy the Real Property or operate Target’s business as currently conducted thereon, have been issued and are in full force and effect. Section 4(l)(ix) of the Disclosure Schedule lists all material Real Property Permits held by Target with respect to each parcel of Real Property. Target has delivered to Buyer a true and complete copy of all Real Property Permits. Target has not received any notice from any governmental authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and there is no basis for the issuance of any such notice or the taking of any such action. The Real Property Permits are transferable to Buyer without the consent or approval of the issuing governmental authority or entity, no disclosure, filing or other action by Target is required in connection with such transfer, and Buyer shall not be required to assume any additional liabilities or obligations under the Real Property Permits as a result of such transfer.
          (x) The classification of each parcel of Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of Target’s business as currently conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied. There are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning laws, ordinances and regulations. Target’s use or occupancy of the Real Property or any portion thereof or the operation of Target’s business as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority.
          (xi) The current use and occupancy of the Real Property and the operation of Target’s business as currently conducted thereon does not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property (the “Encumbrance Documents”). Neither Sellers nor Target has received any notice of violation of any Encumbrance Documents, and there is no basis for the issuance of any such notice or the taking of any action for such violation.
          (xii) None of the Improvements encroach on any land which is not included in the Real Property or on any easement affecting such Real Property, or violate any building lines or set-back lines, and there are no encroachments onto any of the Real Property, or any portion thereof, which encroachment would interfere with the use or occupancy of such Real Property or the continued operation of Target’s business as currently conducted thereon.
          (xiii) Each parcel of Real Property is a separate lot for real estate tax and assessment purposes, and no other real property is included in such tax parcel. There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any governmental authority, association or other entity having jurisdiction over the Real Property (collectively, the “Real Estate Impositions”) with respect to any Real Property or portion thereof which are delinquent. There is no pending or threatened increase or special assessment or reassessment of any Real Estate Impositions for such parcel.
          (xiv) None of the Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).
     (m) Intellectual Property.
          (i) Target owns and possesses or has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of Target as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Target immediately prior to the Closing hereunder will be owned or available for use by Target on identical terms and conditions immediately subsequent to the Closing hereunder. Target has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that Target owns or uses.
          (ii) Target has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Target.
          (iii) Section 4(m)(iii) of the Disclosure Schedule identifies each patent or registration that has been issued to Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Target has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission which Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Sellers have delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date). Section 4(m)(iii) of the Disclosure Schedule also identifies each material unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate) and each material unregistered copyright used by Target in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(m)(iii) of the Disclosure Schedule:
          (A) Target owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;
          (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;
          (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;
          (D) Target has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and
          (E) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Sellers or Target, including without limitation, a failure by Sellers or Target to pay any required maintenance fees).
          (iv) Section 4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Target uses pursuant to license, sublicense, agreement, or permission. Sellers have delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(m)(iv) of the Disclosure Schedule:
          (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;
          (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;
          (C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;
          (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;
          (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;
          (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;
          (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same; and
          (H) Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.
          (v) To the Knowledge of any Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target: (A) Target has not in the past nor will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted; (B) there are no facts that indicate a likelihood of any of the foregoing; and (C) no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.

          (vi) Sellers have taken all necessary and desirable action to maintain and protect all of the Intellectual Property of Target and will continue to maintain and protect all of the Intellectual Property of Target prior to Closing so as not to adversely affect the validity or enforceability thereof. To the Knowledge of any Seller, the owners of any of the Intellectual Property licensed to Target have taken all necessary and desirable action to maintain and protect the Intellectual Property covered by such license.
          (vii) Sellers have complied in all material respects with and are presently in compliance in all material respects with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property and Sellers shall take all steps necessary to ensure such compliance until Closing.
     (n) Tangible Assets. Target owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.
     (o) Inventory. The inventory of Target consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target.
     (p) Contracts. Section 4(p) of the Disclosure Schedule lists the following contracts and other agreements to which Target is a party:
          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person regardless of amount;
          (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to Target, or involve consideration in excess of $10,000;
          (iii) any agreement concerning a partnership or joint venture;
          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation;
          (v) any agreement concerning confidentiality or non-competition;

          (vi) any agreement with any Seller and any of Sellers’ Affiliates (other than Target);
          (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;
          (viii) any collective bargaining agreement;
          (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $10,000 or providing severance benefits;
          (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;
          (xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;
          (xii) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);
          (xiii) any agreement under which Target has advanced or loaned any other Person any amounts; or
          (xiv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.
Sellers have delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 4(p) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.
     (q) Notes and Accounts Receivable. All notes and accounts receivable of Target are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target. All accounts receivable collected by Buyer shall be applied on a first in, first out basis. Buyer shall continue Target’s customary collection practices following Closing and shall provide Sellers with all normal and customary information relating to the accounts receivable that were in existence on the Closing Date, including all normal aging reports, following the Closing. Any accounts receivable determined by Buyer to be uncollectible shall be reassigned to Sellers, subject, however, to Buyer’s indemnification rights hereunder.
     (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Target.
     (s) Insurance. Section 4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 10 years:
          (i) the name, address, and telephone number of the agent;
          (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;
          (iii) the policy number and the period of coverage;
          (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and
          (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.
With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transaction contemplated hereby; (C) neither Target nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Target has been covered during the past 10 years by insurance in scope and amount customary and reasonable for the businesses in which they have engaged during the aforementioned period. Section 4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting Target.
     (t) Litigation. Section 4(t) of the Disclosure Schedule sets forth each instance in which Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any Seller and the directors and officers (and employees with responsibility for litigation matters) of Target, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(t) of the Disclosure Schedule could result in any Material Adverse Change. None of Seller and the directors and officers (and employees with responsibility for litigation matters) of

Target has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Target or that there is any Basis for the foregoing.
     (u) Product Warranty. Each product manufactured, sold, leased, or delivered by Target has been in conformity with all applicable contractual commitments and all express and implied warranties, and Target has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target. Section 4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Target (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased, or delivered by Target is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 4(u) of the Disclosure Schedule.
     (v) Product Liability. Target has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Target.
     (w) Employees. Except as set forth on Section 4(w) of the Disclosure Schedule, to the Knowledge of Sellers and the directors and officers (and employees with responsibility for employment matters) of Target, no executive, key employee, or group of employees has any plans to terminate employment with Target. Target is not a party to or bound by any collective bargaining agreement, nor has Target experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Target has not committed any unfair labor practice. None of Sellers and the directors and officers (and employees with responsibility for employment matters) of Target has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Target.
     (x) Employee Benefits. Target does not have any employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements which Target, or any ERISA Affiliate, has ever sponsored, maintained, or to which contributions are made or have ever been made, or for which obligations have been incurred, for the benefit of employees or former employees of Target or an ERISA Affiliate, including, without limitation, (1) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (2) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (3) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, tuition reimbursement, medical, dental, hospitalization, life insurance, disability insurance and other types of insurance, and (4) any employment agreement. The plans, agreements and arrangements described in this Section 4(x) are referred to herein as “Employee Benefit Plans.”

     (y) Guaranties. Target is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.
     (z) Environmental, Health, and Safety Matters.
          (i) Target and its predecessors and Affiliates have complied and are in compliance with all Environmental, Health, and Safety Requirements.
          (ii) Without limiting the generality of the foregoing, Target and its Affiliates have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of their business; a list of all such permits, licenses and other authorizations is set forth on Section 4(z) of the Disclosure Schedule.
          (iii) Neither Target nor, to its Knowledge, its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.
          (iv) To knowledge of Target, none of the following exists at any property or facility owned or operated by Target: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.
          (v) Neither Target nor, to its Knowledge, its predecessors or Affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental, Health, and Safety Requirements.
          (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.
          (vii) Neither Target nor, to its Knowledge, its predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.
          (viii) No facts, events or conditions relating to the past or present facilities, properties or operations of Target or, to its Knowledge, its predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.
     (aa) Certain Business Relationships with Target. None of Sellers, their Affiliates, Sellers’ directors, officers, employees and stockholders and Target’s directors, officers, employees, and stockholders has been involved in any business arrangement or relationship with Target within the past 12 months, and none of Sellers, their Affiliates, Sellers’ directors, officers, employees and stockholders and Target’s directors, officers, employees, and stockholders owns any asset, tangible or intangible, which is used in the business of Target.
     (bb) Customers and Suppliers.
          (i) Section 4(bb) of the Disclosure Schedule lists the 10 largest customers of Target for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. Section 4(bb) of the Disclosure Schedule also lists any additional current customers that Target anticipates shall be among the 10 largest customers for the current fiscal year.
          (ii) Since the date of the Most Recent Balance Sheet, no supplier of Target has indicated that it shall stop, or decrease the rate of, supplying materials, products or services to Target, and no customer listed on Section 4(bb) of the Disclosure Schedule has indicated that it shall stop, or decrease the rate of, buying materials, products or services from Target.
     (cc) Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.
SECTION 5. PRE-CLOSING COVENANTS
     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.
     (a) General. Each of the Parties will use his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).
     (b) Notices and Consents. Sellers will cause Target to give any notices to third parties, and will cause Target to use its best efforts to obtain any third party consents referred to in Section 4(c) above, the Lease Consents, and the items set forth on Section 5(b) of the Disclosure Schedule. Each of the Parties will (and Sellers will cause Target to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above.
     (c) Operation of Business. Sellers will not cause or permit Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Sellers will not cause or permit Target to (i) declare, set aside, or pay any dividend or make any distribution whatsoever with respect to its capital stock (whether in cash or in kind) or redeem, purchase, or otherwise acquire any of its capital stock except distributions to Sellers in an amount approved by Buyer calculated to cover Sellers’ income tax liability resulting from the Sellers’ allocable shares of Target’s earnings through the Closing Date, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above.
     (d) Preservation of Business. Sellers will cause Target to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.
     (e) Full Access. Sellers will permit, and Sellers will cause Target to permit, representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Target, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Target.
     (f) Notice of Developments. Sellers will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
     (g) Exclusivity. Sellers will not (and Sellers will not cause or permit Target to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Target (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Neither Seller will vote his Target Shares in favor of any such acquisition. Sellers will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
     (h) [INTENTIONALLY OMITTED]
     (i) Leases. Except to the extent necessary to satisfy the Closing conditions set forth in Section 7 below, Sellers will not cause or permit any of Target’s Leases to be amended, modified, extended, renewed or terminated, nor shall Target enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of Buyer.
     (j) Tax Matters. Without the prior written consent of Buyer, Target shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Target for any period ending after the Closing Date or decreasing any Tax attribute of Target existing on the Closing Date.
     (k) S Corporation Status. Target and Sellers shall not revoke Target’s election to be taxed as an S corporation within the meaning of Code Section 1361 and Section 1362. Target and Sellers shall not take or allow any action, other than the sale of Target’s stock pursuant to this Agreement, which would result in the termination of Target’s status as a validly electing S corporation within the meaning of Code Section 1361 and Section 1362.
     (l) Employee Benefits and Welfare Matters. [INTENTIONALLY OMITTED]
SECTION 6. POST-CLOSING COVENANTS
     The Parties agree as follows with respect to the period following the Closing.
     (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). Sellers acknowledge and agree that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Target.
     (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Target, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

     (c) Transition. Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target from maintaining the same business relationships with Target after the Closing as it maintained with Target prior to the Closing. Sellers shall refer all customer inquiries relating to the businesses of Target to Buyer from and after the Closing.
     (d) Confidentiality. Each of the parties hereto will treat and hold as such all of the Confidential Information of the other parties, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to such other party or destroy, at the request and option of disclosing party, all tangible embodiments (and all copies) of the Confidential Information which are in his, her, or its possession. In the event that any party is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such party will notify the disclosing party promptly of the request or requirement so that the disclosing party may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of receiving parties is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or party in a proceeding therein or else stand liable for contempt, such party may disclose the Confidential Information to the tribunal or such person involved in such action; provided, however, that the disclosing party shall use his, her, or its best efforts to obtain, at the reasonable request of the disclosing party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the disclosing party shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Party, nor shall the foregoing provisions apply to Buyer to the extent Buyer is required to disclose such information in order to comply with its disclosure obligations as a publicly-traded company under applicable federal securities laws and stock exchange rules and listing standards.
     (e) Release of Target by Sellers. Effective at and (only) upon Closing, Sellers (the “Releasing Party”) hereby irrevocably and unconditionally releases and forever discharges the Target and its respective successors and assigns (the “Released Parties”) from any and all claims, charges, complaints, causes of action, damages, agreements and liabilities of any kind or nature whatsoever, including any claim by Sellers against the Target for indemnification or for advances with respect to actions or omissions (or claims or allegations thereof) of Sellers prior to the Closing in their capacities as shareholders, officers, directors or employees of the Target (“Released Claims”), whether known or unknown and whether at law or in equity, arising from conduct occurring on or prior to the Closing Date, including without limitation any Released Claims relating to or arising out of any Seller’s ownership of securities of Target; provided that (i) nothing contained herein shall release Released Parties from any of their post-Closing obligations and liabilities to Releasing Party created under this Agreement or constitute a waiver of any claims that Releasing Party may bring or have for indemnification by the Released Parties under Section 8, and (ii) this release shall only relate to those claims arising from conduct or omissions occurring on or before the Closing.

SECTION 7. CONDITIONS TO OBLIGATION TO CLOSE
     (a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;
          (ii) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Sellers shall have performed and complied with all of such covenants in all respects through the Closing;
          (iii) Target shall have procured all of the third party consents specified in Section 5(b) above;
          (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Buyer to own the Target Shares and to control Target, or (D) affect adversely the right of Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
          (v) Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;
          (vi) the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above;
          (vii) Buyer shall have received the resignations, effective as of the Closing, of each director and officer of Target other than those whom Buyer shall have specified in writing at least five business days prior to the Closing;
          (viii) Buyer shall have obtained on terms and conditions satisfactory to it any debt or equity financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of Target after the Closing;
          (ix) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Buyer;
          (x) Target shall have obtained and delivered to Buyer a written consent for the assignment of each of the Leases, and, if requested by Buyer’s lender, a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under such Lease (the “Lease Consents”), in form and substance satisfactory to Buyer and Buyer’s lender;
          (xi) [INTENTIONALLY OMITTED]
          (xii) [INTENTIONALLY OMITTED]
          (xiii) no damage or destruction or other change has occurred with respect to any of the Real Property or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the Real Property or the operation of Target’s business as currently conducted thereon;
          (xiv) [INTENTIONALLY OMITTED]
          (xv) Sellers shall have delivered to Buyer copies of the certificate of incorporation of Target certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Target’s incorporation;
          (xvi) Sellers shall have delivered to Buyer copies of the certificate of good standing of Target issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Target’s organization and of each jurisdiction in which Target is qualified to do business;
          (xvii) Sellers shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Target, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Certificate of Incorporation of Target since the date specified in clause (xv) above; (ii) the bylaws of Target; and (iii) any resolutions of the board of directors of Target relating to this Agreement and the transactions contemplated hereby;
          (xviii) Sellers shall have entered into a confidentiality, non-solicitation, non-compete and non-disparagement agreement (“Post-Closing Agreement”) with Target on terms satisfactory to Buyer, and such agreement shall be in full force and effect as of the Closing.
          (xix) Any amounts owed by Target to Sellers shall have been paid in full and, at the request of Buyer, Sellers shall deliver to Target a release to such effect in form and substance satisfactory to Buyer.
          (xx) Buyer shall have obtained the approval of its lenders of this Agreement and the transactions contemplated thereby and there shall be no payment default under Buyer’s loan agreements with its lenders unless waived by Buyer’s lenders;

          (xxi) Buyer shall have obtained the approval of its board of directors of this Agreement and the transactions contemplated thereby;
          (xxii) Target and Sellers shall have delivered to Buyer signed copies of the applicable forms and attachments thereto required in connection with the Section 338(h)(10) Election pursuant to Section 9(f) below;
          (xxiii) Buyer shall have received from Bonadio and Company, LLP audited Financial Statements of Target for the year ended December 31, 2006;
          (xxiv) Sellers and Buyer shall have entered into the Registration Rights Agreement; and
          (xxv) Buyer’s acquisition of Stationary Power Services, Inc. shall have been completed as of the Closing Date.
Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.
     (b) Conditions to Sellers’ Obligation. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:
          (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;
          (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Buyer shall have performed and complied with all of such covenants in all respects through the Closing;
          (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
          (iv) Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

          (v) the Parties shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above;
          (vi) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers; and
          (vii) Buyer and Sellers shall have entered into the Registration Rights Agreement.
Sellers may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to closing.
SECTION 8. REMEDIES FOR BREACHES OF THIS AGREEMENT
     (a) Survival of Representations and Warranties.
          (i) All of the representations and warranties of the Parties contained in Section 3 of this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).
          (ii) Except for those representations and warranties of the Parties contained in Sections 4(a)-(f) (inclusive), (j), (k) and (z) of this Agreement, all of the representations and warranties of the Parties contained in Section 4 of this Agreement, shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect for a period of two years from the Closing Date. This provision shall not extinguish claims that are made within two years of the Closing Date but that remain unresolved on or after the date that is two years after the Closing Date.
          (iii) All of the representations and warranties of the Parties contained in Sections 4(a)-(f) (inclusive), (j), (k) and (z) of this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) plus 60 days.
     (b) Indemnification Provisions for Buyer’s Benefit.
          (i) In the event Sellers breach (or in the event any third party alleges facts that, if true, would mean Sellers have breached) any of their representations, warranties, and covenants contained herein (other than the covenants in Section 2(a) above and the representations and warranties in Section 3(a) above) and, provided that Buyer makes a written claim for indemnification against Sellers pursuant to Section 11(g) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Sellers shall be obligated to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).
          (ii) In the event any Seller breaches (or in the event any third party alleges facts that, if true, would mean any Seller breached) any of his covenants in Section 2(a) above or any of his representations and warranties in Section 3(a) above, and provided that Buyer makes a written claim for indemnification against such Seller pursuant to Section 11(g) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), then such Seller shall indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).
          (iii) Sellers shall indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any occurrence or circumstance related to Target or its business that first arose, in whole or in part, on or before the Closing Date.
          (iv) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF ANY SELLER TO BUYER UNDER THIS SECTION 8(B) EXCEED THE PURCHASE PRICE.
     (c) Indemnification Provisions for Sellers’ Benefit.
     (i) In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained herein and, provided that any Seller makes a written claim for indemnification against Buyer pursuant to Section 11(g) below within such survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Buyer shall indemnify the Seller(s) from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).
     (ii) Buyer shall indemnify Sellers from and against the entirety of any Adverse Consequences Sellers may suffer resulting from, arising out of, relating to, in the nature of, or caused by any occurrence or circumstance related to Target or its business that first arose, in whole or in part, after the Closing Date.
     (d) Matters Involving Third Parties.
          (i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.
          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.
          (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).
          (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.
     (e) Determination of Adverse Consequences. All indemnification payments under this Section 8 and Section 9(a) shall be deemed adjustments to the Purchase Price.
     (f) Setoff against Holdback Amounts; Priority. Any indemnification to which Buyer is entitled under this Agreement as a result of any Adverse Consequences Buyer may suffer may, at Buyer’s election, be satisfied by Buyer setting off such indemnification amounts against any Holdback Amount due Seller’s hereunder, and Buyer shall seek to satisfy such indemnification amounts against such Holdback Amounts due to Sellers prior to and before seeking to satisfy such indemnification amounts against other assets of the Sellers. The exercise by Buyer of such right of setoff shall not preclude Buyer from pursuing other remedies available to Buyer against Sellers.
     (g) Other Indemnification Provisions. Buyer and Sellers acknowledge and agree that the foregoing indemnification provisions in this Section 8 shall be the exclusive remedy of Buyer and Sellers with respect to Target, Sellers, and the transactions contemplated by this Agreement. The party entitled to indemnification hereunder shall take all reasonable steps to mitigate all damages, upon and after becoming aware of any event that could reasonably be expected to give rise to any such losses that are indemnifiable hereunder. No party shall be entitled to indemnification to the extent of any insurance, or any tax deduction or benefit actually realized, refund or credit, or any other benefits actually realized resulting from or which may be claimed as a result of the facts and circumstances relating to any indemnifiable claim. If any damages are covered by insurance, the party seeking indemnity hereunder shall use all reasonable efforts to recover the amount of such losses from the insurer of such insurance, which such recovery shall reduce the amount of such losses to be indemnified. To the extent either party discharges any claims for indemnification hereunder, that party shall be segregated to all rights of the other parties against third parties. Each Seller hereby agrees that he will not make any claim for indemnification against Target by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against Sellers (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).
SECTION 9. TAX MATTERS
     The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:
     (a) Tax Indemnification. Sellers shall indemnify Target, Buyer, and each Buyer Affiliate and hold them harmless from and against without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of Target for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Target (or any predecessor of Target) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any person (other than Target) imposed on Target as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

          (i) Responsibility for Filing Tax Returns. Buyer acknowledges that the Target will no longer be eligible for S corporation status after the Closing Date. Accordingly, a final Form 1120S for the Target will be required to be prepared for the period January 1, 2007 through the end of the Closing Date. Such income tax return will be provided by the Sellers allocating income and expenses to this period according to the closing of the books method, in accordance with Section 1377(a)(2) of the Code. At their expense, Sellers shall prepare or caused to be prepared and file or caused to be filed all Tax Returns for Target for periods ending on or before the Closing Date. Sellers shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing. Buyer shall have the right to contest the contents of all such Tax Returns, and any conflict between Sellers, on the one hand, and Buyer, on the other, with respect thereto shall be resolved by submitting the disagreement to BDO Seidman LLP (“Auditor”) for computation, verification or resolution in accordance with the provisions of this Agreement. Buyer and Sellers shall make readily available to the Auditor all relevant books and records (including work papers of a party’s independent public accountants) as the Auditor reasonably requests. The Auditor’s computation or verification of the Tax Returns or resolution of such disputed item or items thereof (as the case may be), which Buyer and Sellers will instruct the Auditor to deliver to them within 30 days after submission to the Auditor, will be final and binding upon the parties for all purposes relating to this Section 9, and the Auditor’ fees and expenses therefor will be borne by the non-prevailing party or, in the event that each party prevails on some of the issues in dispute, will be shared proportionately, as determined by the Auditor.
     (b) Cooperation on Tax Matters.
          (i) Buyer, Target, and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 9(c) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Target and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Target or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.
          (ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
          (iii) Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.

          (iv) Buyer shall not without the prior written consent of Sellers file, or cause to be filed, any amended Tax Return or claim for Tax Refund, with respect to the Target for pre-Closing Tax Period, to the extent any such filing may adversely affect the liability of the Sellers, unless advised in writing that such filing is required by law.
     (c) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving Target shall be terminated as of the Closing Date and, after the Closing Date, Target shall not be bound thereby or have any liability thereunder.
     (d) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
     (e) Section 338(h)(10) Election.
          (i) At Buyer’s request, Target and Sellers shall join with Buyer in making an election under Sections 338(h)(10) of the Code and the Treasury Regulations, including Treasury Regulation Section 1.338(h)(10)-1T(c)(1), and any corresponding or similar elections under state, local or foreign Tax Law (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Target Shares. In such case, Target and Sellers shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law.
          (ii) Buyer shall be responsible for the preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Election. Seller shall execute and deliver to Buyer such documents or forms as are reasonably requested and are required by any law, rule or regulation to complete properly the Section 338(h)(10) Election no later than 60 days after the Closing. For the purposes of executing the Section 338 Election, on or prior to the Closing Date, Sellers and Buyer will execute two copies of the applicable Internal Revenue Service form and all attachments required to be filed therewith pursuant to applicable Treasury Regulations.
          (iii) Buyer, not less than 30 days prior to the date the forms required under Section 338(h)(10) of the Code are required to be filed, will provide Sellers with a valuation statement reflecting, as of the Closing Date, the fair market values of all of the assets and the liabilities and obligations of the Target. Buyer and Sellers will file, and will cause their Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with such valuation and will take no position contrary thereto unless required to do so by applicable Tax laws.
          (iv) To the extent permitted by state and local law, the principles and procedures of this section will also apply with respect to Section 338(h)(10) Election or equivalent or comparable provision under state or local law. Sellers will make any election similar to a Section 338(h)(10) Election which is optional under any state or local law, and will cooperate and join in any election made by Target, Buyer or its Affiliates to effect such an election so as to treat the transaction as a sale of assets for state and local income Tax purposes.
     (f) Tax Adjustment. If Buyer makes a Section 338(h)(10) Election, and if such Section 338(h)(10) Election causes Sellers’ after-Tax net proceeds from the sale of Target’s stock to be less than the after-Tax net proceeds that Sellers would have received had the Section 338(h)(10) Election not been made, taking into account all appropriate state, federal and local Tax implications (the “Section 338(h)(10) Election Liability”), then Buyer shall pay to Sellers, in cash, an aggregate amount determined pursuant to the following scale (the “Tax Adjustment”):
          (i) If the aggregate amount of the Section 338(h)(10) Election Liability is less than or equal to $25,000, then Buyer shall pay Sellers the aggregate amount of the Section 338(h)(10) Election Liability.
The amount of the Tax Adjustment shall be paid to each eligible Seller prior to the date that any Tax return is required to be filed in which the Section 338(h)(10) Election would have an impact on a Seller’s Tax liability. If a Tax impact would occur in multiple years, only the amount necessary to pay a Tax Adjustment for each year shall be paid in that year. In order to be entitled to a Tax Adjustment each Seller shall provide Buyer with a schedule, not later than 30 days before the due date of the Tax return with respect to which the Tax Adjustment is requested, computing the amount of the Tax Adjustment. The Tax Adjustment shall reflect the actual calculation of each Seller’s tax and shall not be based on assumed or hypothetical Tax rates. Buyer shall have the right to contest the calculation of any requested Tax Adjustment, and any conflict with respect to the calculation of a Tax Adjustment shall be resolved in accordance with the provisions of Section 9(a)(ii).
     (g) Tax Refund. Any Tax Refund pertaining to the pre-Closing Period (reduced by any Taxes imposed on the Target as a result of such refund) shall be for the account of, and paid over to the Seller.
SECTION 10. TERMINATION
     (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:
          (i) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;
          (ii) Buyer may terminate this Agreement by giving written notice to Sellers on or before the 25th day following the date of this Agreement if Buyer is not satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding Target;
          (iii) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (A) in the event any Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 2007, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and
          (iv) Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Sellers have notified Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 2007, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from Sellers breaching any representation, warranty, or covenant contained in this Agreement).
     (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).
SECTION 11. MISCELLANEOUS
     (a) Press Releases and Public Announcements; Confidentiality.
          (i) No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).
          (ii) Each of the parties hereto will treat and hold as such all of the Confidential Information of the other parties, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to such other party or destroy, at the request and option of disclosing party, all tangible embodiments (and all copies) of the Confidential Information which are in his, her, or its possession. In the event that any party is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such party will notify the disclosing party promptly of the request or requirement so that the disclosing party may seek an appropriate protective order or waive compliance with the provisions of this Section 11(a)(ii). If, in the absence of a protective order or the receipt of a waiver hereunder, any of receiving parties is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or party in a proceeding therein or else stand liable for contempt, such party may disclose the Confidential Information to the tribunal or such person involved in such action; provided, however, that the disclosing party shall use his, her, or its best efforts to obtain, at the reasonable request of the disclosing party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the disclosing party shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Party, nor shall the foregoing provisions apply to Buyer to the extent Buyer is required to disclose such information in order to comply with its disclosure obligations as a publicly-traded company under applicable federal securities laws and stock exchange rules and listing standards.
     (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, including, but not limited to that certain letter of intent and term sheet dated as of June 4, 2007, as amended or extended, which letter of intent and term sheet are hereby terminated.
     (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).
     (e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:	Ultralife Batteries, Inc.
2000 Technology Parkway
Newark, NY 14513
Attention: General Counsel
Facsimile: (315) 331-7048

With a copy to:	Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, NY 14604
Attention: Jeffrey H. Bowen
Facsimile: (585) 232-2152

If to Sellers:	William Maher
525 Tallahassee Drive
St. Petersburg, FL 33702
Facsimile:

Edward Bellamy
4902 113th Avenue North
Clearwater, FL 33760

With a copy to:	Johnson, Pope, Bokor, Ruppel & Burns, LLP
911 Chestnut Street
Clearwater, FL 33756
Attention: Michael G. Little
Facsimile: 727-462-0365
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
     (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.
     (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     (k) Expenses. Each of Buyer, Sellers and Target will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Sellers shall also bear the costs and expenses of Target (including all of their legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated.
     (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.
     (m) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     (n) Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of Target is unique and recognize and affirm that in the event Sellers breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.
     (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court having jurisdiction in Wayne County, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.
     (p) Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Code Sections 6011 and 6112 and regulations thereunder) contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

* * * * *
     IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the date first above written.

BUYER: Ultralife Batteries, Inc.
/s/ John D. Kavazanjian
John D. Kavazanjian
Chief Executive Officer

SELLERS:
/s/ William Maher
William Maher, Individually

/s/ Edward Bellamy
Edward Bellamy, Individually

TARGET: Reserve Power Systems, Inc.
/s/ William Maher
William Maher
President